Exhibit 99.1

PFIZER REPORTS FIRST-QUARTER 2016 RESULTS

▪
First-Quarter 2016 Reported Revenues(1) of $13.0 Billion, Reflecting 26% Operational Growth Driven by 28% Operational Growth from the Innovative Products Business and the Inclusion of Legacy Hospira Operations

▪	First-Quarter 2016 Reported Revenues(1) for Pfizer Standalone (Excluding Legacy Hospira) of $11.8 Billion, Reflecting 15% Operational Growth

▪	First-Quarter 2016 Adjusted Diluted EPS(2) of $0.67, Reported Diluted EPS(1) of $0.49

▪
Raised Midpoint of 2016 Financial Guidance Ranges for Reported Revenues(1) by $2.0 Billion and Adjusted Diluted EPS(2) by $0.18, Reflecting Strong Performance to Date and Improved Outlook for 2016 as well as Favorable Impact of Recent Changes in Foreign Exchange Rates

NEW YORK, N.Y., Tuesday, May 3, 2016 – Pfizer Inc. (NYSE: PFE) reported financial results for first-quarter 2016 and updated certain components of its 2016 financial guidance.
On September 3, 2015, Pfizer acquired Hospira, Inc. (Hospira). Consequently, first-quarter 2016 financial results include three months of legacy Hospira global operations while first-quarter 2015 financial results do not include any contribution from legacy Hospira operations.
The Company manages its commercial operations through two distinct businesses: an Innovative Products(3) business and an Established Products(3) business. The Innovative Products(3) business is composed of two operating segments: the Global Innovative Pharmaceutical segment (GIP) and the Global Vaccines, Oncology and Consumer Healthcare segment (VOC). The Established Products(3) business consists of the Global Established Pharmaceutical segment (GEP), which includes all legacy Hospira commercial operations. Financial results for each of these segments are presented in the Operating Segment Information section.
Some amounts in this press release may not add due to rounding. All percentages have been calculated using unrounded amounts. References to operational variances pertain to period-over-period growth rates that exclude the impact of foreign exchange as well as the negative currency impact related to Venezuela. Results for first-quarter 2016 and 2015 are summarized below.
OVERALL RESULTS

($ in millions, except per share amounts)	First-Quarter
	2016	2015	Change
Reported Revenues(1)	$ 13,005	$ 10,864	20%
Adjusted Income(2)	4,155	3,196	30%
Adjusted Diluted EPS(2)	0.67	0.51	32%
Reported Net Income(1)	3,016	2,376	27%
Reported Diluted EPS(1)	0.49	0.38	29%

REVENUES

($ in millions)	First-Quarter
	2016	2015	% Change
			Total	Oper.
Innovative Products(3)	$ 7,033	$ 5,738	23%	28%
GIP	3,640	3,075	18%	25%
Global Vaccines	1,570	1,328	18%	22%
Global Oncology	1,001	528	90%	95%
Consumer Healthcare	822	808	2%	10%
Established Products(3)(4)	$ 5,972	$ 5,125	17%	24%
GEP(4) Standalone	4,773	5,125	(7%)	1%
Legacy Hospira	1,199	—	*	*
Total Company	$ 13,005	$ 10,864	20%	26%

Pfizer Standalone (Excl. Legacy Hospira)	$ 11,806	$ 10,864	9%	15%

* Indicates calculation not meaningful.
SELECTED TOTAL COMPANY ADJUSTED COSTS AND EXPENSES(2)

($ in millions) (Favorable)/Unfavorable	First-Quarter
	2016	2015	% Change
			Total	Oper.
Cost of Sales(2)	$ 2,565	$ 1,807	42%	45%
Percent of Revenues(1)	19.7%	16.6%	N/A	N/A
SI&A Expenses(2)	3,368	3,078	9%	14%
R&D Expenses(2)	1,723	1,877	(8%)	(8%)
Total	$ 7,656	$ 6,762	13%	16%

Effective Tax Rate(2)	23.8%	24.4%

2016 FINANCIAL GUIDANCE(5)
The ranges for certain components of Pfizer’s 2016 financial guidance have been updated today as set forth below, primarily reflecting the following:

▪
Operational Factors: Strong performance to date coupled with an improved business outlook for 2016, which favorably impacted the midpoint of the guidance range for reported revenue(1) by approximately $1.0 billion and for reported(1) and adjusted(2) diluted EPS by $0.12.

▪
Foreign Exchange: Favorable changes in foreign exchange rates since mid-January 2016, which favorably impacted the midpoint of the guidance range for reported revenue(1) by approximately $1.0 billion and for reported(1) and adjusted(2) diluted EPS by $0.06.

Pfizer’s complete 2016 financial guidance, including today’s updates, is summarized below:

Reported Revenues(1)	$51.0 to $53.0 billion
(previously $49.0 to $51.0 billion)
Adjusted Cost of Sales(2) as a Percentage of Reported Revenues(1)	21.0% to 22.0%
Adjusted SI&A Expenses(2)	$13.7 to $14.7 billion
(previously $13.2 to $14.2 billion)
Adjusted R&D Expenses(2)	$7.4 to $7.8 billion
(previously $7.3 to $7.8 billion)
Adjusted Other (Income)/Deductions(2)	Approximately ($500 million) of income
(previously approx. ($300 million) of income)
Effective Tax Rate on Adjusted Income(2)	Approximately 24.0%
Reported Diluted EPS(1)	$1.72 to $1.85
(previously $1.54 to $1.67)
Adjusted Diluted EPS(2)	$2.38 to $2.48
(previously $2.20 to $2.30)

EXECUTIVE COMMENTARY
Ian Read, Chairman and Chief Executive Officer, stated, “We began the year with very strong operational performance across both our Innovative and Established businesses and this has served as a key driver of an increase in both our revenue and earnings per share guidance for the remainder of the year. I believe this performance results from our Company being well positioned in terms of product portfolio, organizational structure and leadership, as well as by our continued strong financial flexibility. In addition, our late stage product pipeline is increasingly ready to deliver our next set of prospective growth drivers with competitive positions in high-potential therapeutic areas where I believe Pfizer can be a leader.
“In addition, we have made excellent progress integrating the legacy Hospira operations and now expect to achieve $1.0 billion of Hospira cost savings by 2018, 25% more than our initial cost savings target of $800 million. Overall, we remain focused on delivering continued revenue growth both through internal and external opportunities, managing an efficient operating structure and making shareholder-friendly capital allocation and business portfolio decisions,” Mr. Read concluded.
Frank D’Amelio, Chief Financial Officer, stated, “Overall, I am very pleased with our first-quarter 2016 financial results and with our ability to continue delivering shareholder value through prudent capital allocation. We grew revenues by 15% operationally, excluding the impact of foreign exchange and legacy Hospira operations. We also continued to deliver significant value directly to shareholders by paying $1.9 billion in first-quarter 2016 dividends and executing a $5 billion accelerated share repurchase agreement in March 2016.

“We raised our 2016 financial guidance for reported revenues(1) and adjusted diluted EPS(2) to reflect the strong operational performance to date coupled with an improved business outlook for 2016. Changes in foreign exchange rates since mid-January 2016 also favorably impacted our updated guidance. For the remainder of 2016, we expect to continue to advance the Hospira integration while remaining focused on delivering strong operating results,” Mr. D’Amelio concluded.
QUARTERLY FINANCIAL HIGHLIGHTS (First-Quarter 2016 vs. First-Quarter 2015)
Reported revenues(1) totaled $13.0 billion, an increase of $2.1 billion, or 20%, which reflects operational growth of $2.9 billion, or 26%, partially offset by the unfavorable impact of foreign exchange of $729 million, or 7%. Excluding the impact of legacy Hospira operations of $1.2 billion and foreign exchange, Pfizer-standalone revenues increased by $1.7 billion operationally, or 15%. Compared with the prior-year quarter, first-quarter 2016 revenues were favorably impacted by approximately $900 million as a result of first-quarter 2016 having five additional selling days in the U.S. and four additional selling days in international markets. This imbalance in selling days will be offset in fourth-quarter 2016 resulting in essentially the same number of selling days in full-year 2016 as 2015.
Operational revenue growth in developed markets was driven primarily by the inclusion of $1.1 billion of revenues from legacy Hospira operations and continued strong performance of several key products, notably Ibrance, Prevnar 13, Eliquis, Xeljanz and Lyrica -- all primarily in the U.S. In emerging markets, revenues increased 14% operationally, favorably impacted by the addition of legacy Hospira operations, which contributed $78 million, as well as the performance of Enbrel, Prevenar 13 and continued strong volume growth from certain other products.
Operational revenue growth was partially offset primarily by the loss of exclusivity and associated generic competition for Zyvox, primarily in the U.S. and certain developed Europe markets, and Lyrica in certain developed Europe markets.
Innovative Products(3) Business Highlights
Revenues for the Innovative Products(3) business increased 28% operationally, reflecting the following:

▪
GIP revenues increased 25% operationally, primarily due to strong operational growth from Eliquis globally, Lyrica and Xeljanz both primarily in the U.S., Enbrel in most international markets and Chantix primarily in the U.S. Operational growth was slightly offset by the expiration of the collaboration agreement to co-promote Rebif in the U.S., which expired at the end of 2015.

▪	VOC revenues increased 33% operationally, reflecting the following:

–
Global Vaccines revenues increased 22% operationally, driven by growth from Prevnar 13, primarily in the U.S., reflecting the timing of government purchases for the pediatric indication and continued strong uptake among adults due to the overall success of commercial programs.

–
Global Oncology revenues increased 95% operationally, primarily driven by continued strong momentum following the February 2015 U.S. launch of Ibrance for advanced breast cancer and, to a lesser extent, stronger demand for Sutent and Xalkori in most markets.

–
Consumer Healthcare revenues increased 10% operationally, primarily due to Nexium 24HR and Advil, both in the U.S., reflecting strong demand following increased promotion and the launch of a tablet form for Nexium 24HR in first-quarter 2016.

Established Products(3)(4) Business Highlights

▪
GEP(4) revenues increased 24% operationally due to the inclusion of legacy Hospira operations, which contributed $1.2 billion, partially offset by the loss of exclusivity and associated generic competition for certain Peri-LOE Products(6), primarily Zyvox in the U.S. and certain developed Europe markets as well as Lyrica in certain developed Europe markets. Revenues excluding the contribution from the legacy Hospira portfolio (GEP(4) Standalone) increased 1% operationally, reflecting 7% operational growth from Legacy Established Products(6) and 11% operational growth from the Sterile Injectable Pharmaceuticals(6) portfolio, partially offset by an 18% operational decline from Peri-LOE Products(6). GEP(4) revenues in emerging markets increased 10% operationally, driven by the inclusion of legacy Hospira operations and reflecting operational growth from Legacy Established Products(6) and the GEP(4) Standalone Sterile Injectable Pharmaceuticals(6) portfolio.

Income Statement Highlights

▪
Adjusted cost of sales(2), adjusted SI&A expenses(2) and adjusted R&D expenses(2) in the aggregate increased $1.1 billion operationally, or 16%, reflecting the inclusion of legacy Hospira operations in first-quarter 2016 and the following Pfizer-standalone operational factors:

–	higher adjusted cost of sales(2) primarily due to higher sales volumes;

–
higher adjusted SI&A expense(2), primarily reflecting higher general and administrative expenses as well as increased investments to support certain recently launched products and other in-line biopharmaceutical products; and

–
lower adjusted R&D expense(2), primarily reflecting the non-recurrence of a $295 million upfront payment to OPKO Health, Inc. in first-quarter 2015 associated with a worldwide development and commercialization agreement.

▪
The effective tax rate on adjusted income(2) declined 0.6 percentage points to 23.8% from 24.4%. This decline was primarily due to a favorable change in the jurisdictional mix of earnings, an increase in tax benefits associated with the resolution of certain tax positions pertaining to prior years with various foreign tax authorities, as well as an increase in tax benefits due to the permanent extension of the U.S. R&D tax credit on December 18, 2015.

▪
The diluted weighted-average shares outstanding declined by 78 million shares compared to the prior-year quarter due to Pfizer’s share repurchase program, including the impact of a $5 billion accelerated share repurchase agreement executed in February 2015 and completed in July 2015 and another reduction of 136 million shares associated with an accelerated share repurchase agreement executed in March 2016.

▪	In addition to the aforementioned factors, first-quarter 2016 reported earnings were primarily impacted by the following:
Favorable impacts:

–
a lower effective tax rate, primarily due to tax benefits related to the final resolution (pending court approval) of an agreement in principle reached in February 2016 to resolve certain claims related to Protonix and tax benefits associated with our Venezuela operations, partially offset by an unfavorable change in the jurisdictional mix of earnings; and

–	lower charges incurred during first-quarter 2016 for business and legal entity alignment activities compared with the prior-year quarter.
Unfavorable impacts:

–	higher acquisition-related costs, legal charges and purchase accounting adjustments in first-quarter 2016 compared with the prior-year quarter; and

–	higher asset impairment charges associated with losses on certain equity-method investments in first-quarter 2016.
RECENT NOTABLE DEVELOPMENTS
Product Developments

▪
Chantix/Champix (varenicline) -- In April 2016, Pfizer announced publication in The Lancet of results from the largest clinical trial of approved smoking cessation medicines, called EAGLES (Evaluating Adverse Events in a Global Smoking Cessation Study). This smoking cessation trial included 8,144 adult smokers and was designed to compare the neuropsychiatric safety of Chantix/Champix (varenicline) and bupropion with placebo and nicotine patch in adult smokers with and without a history of psychiatric disorders. The authors concluded that the trial did not show a significant increase in serious neuropsychiatric adverse events with Chantix/Champix or bupropion compared to placebo and nicotine patch. There were more neuropsychiatric adverse events in the psychiatric cohort than the non-psychiatric cohort across all treatment arms including placebo. Results also showed that smokers treated with Chantix/Champix had significantly higher quit rates than those treated with bupropion, nicotine patch or placebo. Full results of the EAGLES trial were published in The Lancet on April 22, 2016.

▪	Ibrance (palbociclib)

–
In April 2016, Pfizer announced positive top-line results from the Phase 3 PALOMA-2 trial for Ibrance. The study met its primary endpoint by demonstrating an improvement in progression-free survival (PFS) for the combination of Ibrance plus letrozole compared with letrozole plus placebo in post-menopausal women with estrogen receptor-positive, human epidermal growth factor receptor 2-negative (HER2-) advanced or metastatic breast cancer who had not received previous systemic treatment for their advanced disease. The PALOMA-2 trial provides confirmatory evidence for Ibrance in combination with letrozole in the first-line setting, which was first studied in the Phase 2 PALOMA-1 trial. These data will support additional planned global regulatory submissions and a request for conversion of the accelerated approval for Ibrance to regular approval in the U.S. Detailed efficacy and safety results from the PALOMA-2 trial will be presented at the American Society of Clinical Oncology (ASCO) 2016 Annual Meeting.

–
Pfizer announced in February 2016 that the U.S. Food and Drug Administration (FDA) approved a supplemental New Drug Application (sNDA) expanding the use of Ibrance 125 mg capsules to include the treatment of hormone receptor-positive, HER2- advanced or metastatic breast cancer in combination with fulvestrant in women with disease progression following endocrine therapy.

▪
Inflectra (infliximab-dyyb) -- In April 2016, the FDA approved Celltrion’s Inflectra (infliximab-dyyb) across all eligible indications of the reference product, Remicade(7) (infliximab). Inflectra is now the first and only biosimilar monoclonal antibody therapy to be approved in the U.S. Hospira, now a Pfizer company, entered into an agreement with Celltrion Inc. and Celltrion Healthcare, Co., Ltd. in 2009 for several potential biosimilar products, including Inflectra. As a result, Pfizer holds exclusive commercialization rights to Inflectra in the U.S.

▪
Xalkori (crizotinib) -- Pfizer announced in March 2016 that the FDA approved a sNDA for Xalkori to treat patients with metastatic non-small cell lung cancer (NSCLC) whose tumors are ROS1-positive. Additionally, the European Medicines Agency (EMA) is reviewing an application to extend the marketing authorization of Xalkori to include the treatment of adult patients with ROS1-positive advanced NSCLC.

▪	Xeljanz (tofacitinib citrate)

–
Pfizer announced in April 2016 top-line results from its first Phase 3 study investigating tofacitinib for the treatment of psoriatic arthritis (PsA), Oral Psoriatic Arthritis triaL (OPAL) Broaden. This study evaluated the efficacy and safety of tofacitinib 5 mg and 10 mg twice daily (BID) in adult patients with active PsA who had an inadequate response to at least one conventional synthetic disease-modifying antirheumatic drug and who were tumor necrosis factor inhibitor-naïve. OPAL Broaden met its primary efficacy endpoints demonstrating that both tofacitinib 5 mg BID and 10 mg BID were superior to treatment with placebo at 3 months as measured by American College of Rheumatology 20 response and Health Assessment Questionnaire Disability Index score. Overall safety findings in this study were consistent with those observed in the broader rheumatology clinical development program for tofacitinib.

–
In March 2016, Pfizer announced that the EMA has accepted for review the Marketing Authorization Application for Xeljanz 5 mg tablets twice daily for the treatment of patients with moderate to severe rheumatoid arthritis (RA) who have had an inadequate response or intolerance to methotrexate (MTX).

–
In February 2016, Pfizer announced that the FDA has approved Xeljanz XR extended-release 11 mg tablets for the once-daily treatment of moderate to severe RA in patients who have had an inadequate response or intolerance to MTX. Xeljanz XR is the first and only once-daily oral RA treatment in its class, known as Janus kinase (JAK) inhibitors.

Pipeline Developments
A comprehensive update of Pfizer’s development pipeline was published today and is now available at www.pfizer.com/pipeline. It includes an overview of Pfizer’s research and a list of compounds in development with targeted indication and phase of development, as well as mechanism of action for candidates from Phase 2 through registration.

▪
Avelumab (MSB0010718C) -- Merck KGaA, Darmstadt, Germany (Merck KGaA) and Pfizer announced in April 2016 the treatment of the first patient in a Phase 3 study of avelumab, an investigational fully human anti-PD-L1 IgG1 monoclonal antibody, in an advanced renal cell carcinoma (RCC) setting. The study, JAVELIN Renal 101, is the first pivotal trial investigating avelumab in combination with Inlyta (axitinib), Pfizer’s tyrosine kinase inhibitor (TKI), in patients with previously untreated advanced RCC, and the only Phase 3 trial currently evaluating an anti-PD-L1 immunotherapy in combination with a vascular endothelial growth factor-receptor TKI in this setting. JAVELIN Renal 101 is a multicenter, international, randomized (1:1), open-label trial designed to evaluate the potential superiority, assessed by PFS, of first-line avelumab combined with Inlyta compared with Sutent (sunitinib malate) monotherapy, Pfizer’s oral, small-molecule, multi-targeted receptor TKI, in patients with unresectable, locally advanced or metastatic RCC with clear cell component. The study is expected to enroll 583 patients across approximately 170 sites in Asia, Europe, Latin America and North America.

▪	Bococizumab (PF-04950615, RN316)

–
Pfizer announced in April 2016 the completion of patient enrollment for the global SPIRE-2 cardiovascular outcome trial for bococizumab, an investigational Proprotein Convertase Subtilisin Kexin type 9 inhibitor (PCSK9i). SPIRE-2 is evaluating the efficacy and safety of bococizumab compared to placebo in reducing the risk of major cardiovascular events among 10,600 patients at high risk for cardiovascular disease – including those without a prior history of cardiovascular events – who are on highly-effective statins or with documented statin intolerance. Many factors impact the duration of cardiovascular outcome studies, including that they are time-to-event trials, which can make it difficult to predict when the studies will accrue the required number of events. Based on current estimates, the SPIRE-2 study is expected to complete in the second half of 2017.

–
In April 2016, Pfizer announced positive top-line results from the second of six Phase 3 studies evaluating the low-density lipoprotein cholesterol (LDL-C) reduction activity of bococizumab. The SPIRE-AI (AutoInjector) trial of bococizumab administered with a pre-filled pen met its co-primary endpoints: percent change from baseline in LDL-C reduction at 12 weeks compared to placebo and proportion of patients successfully operating the pre-filled pen. The results of the SPIRE-AI trial are expected to be part of a potential regulatory filing for bococizumab.

Corporate Developments

▪
In April 2016, Pfizer announced that the merger agreement between Pfizer and Allergan plc (Allergan) entered into on November 22, 2015 was terminated by mutual agreement of the companies. The decision was driven by the actions announced by the U.S. Department of Treasury on April 4, 2016, which the companies concluded qualified as an “Adverse Tax Law Change” under the merger agreement. In connection with the termination of the merger agreement, on April 8, 2016 (which falls into Pfizer’s second fiscal quarter), Pfizer paid Allergan $150 million for reimbursement of Allergan’s expenses associated with the terminated transaction.

▪
Pfizer announced in March 2016 that it entered into an accelerated share repurchase agreement with Goldman, Sachs & Co. (GS&Co.) to repurchase $5 billion of Pfizer’s common stock. Pursuant to the terms of the agreement, on March 10, 2016, Pfizer paid $5 billion to GS&Co. and received an initial delivery of approximately 136 million shares of Pfizer common stock from GS&Co. At settlement of the agreement, which is expected to occur during the second quarter of 2016, GS&Co. may be required to deliver additional shares of common stock to Pfizer, or, under certain circumstances, Pfizer may be required to deliver shares of its common stock or may elect to make a cash payment to GS&Co., with the number of shares to be delivered or the amount of such payment based on the volume-weighted average price, less a discount, of Pfizer’s common stock during the term of the transaction.

▪
Pfizer reported in February 2016 that its Wyeth subsidiary reached an agreement in principle to resolve claims alleging that Wyeth’s practices relating to the calculation of Medicaid rebates for its drug Protonix (pantoprazole sodium) between 2001 and 2006, several years before Pfizer acquired Wyeth in 2009, violated the Federal Civil False Claims Act and other laws. As a result, in February 2016, Pfizer reissued its fourth-quarter and full-year 2015 financial results prepared in accordance with U.S. generally accepted accounting principles (GAAP) to reflect a charge of $784.6 million. In April 2016, this agreement was finalized and Wyeth made a payment of this amount to resolve these claims. The final agreement is subject to court approval and does not include an admission of liability by Wyeth. As previously mentioned, a tax benefit related to this resolution was recorded in Pfizer’s first-quarter 2016 GAAP financial results.

For additional details, see the attached financial schedules, product revenue tables and disclosure notice.

(1)
Reported revenues is defined as revenues in accordance with U.S. generally accepted accounting principles (GAAP). Reported net income is defined as net income attributable to Pfizer Inc. in accordance with U.S. GAAP. Reported diluted earnings per share (EPS) is defined as reported diluted EPS attributable to Pfizer Inc. common shareholders in accordance with U.S. GAAP.

(2)
Adjusted income and its components and Adjusted diluted EPS are defined as reported U.S. GAAP net income(1) and its components and reported diluted EPS(1) excluding purchase accounting adjustments, acquisition-related costs, discontinued operations and certain significant items. Adjusted revenue, Adjusted cost of sales, Adjusted selling, informational and administrative (SI&A) expenses, Adjusted research and development (R&D) expenses and Adjusted other (income)/deductions are income statement line items prepared on the same basis as, and therefore components of, the overall Adjusted income measure. As described in the Adjusted income section of Pfizer’s 2015 Financial Report, which was filed as Exhibit 13 to Pfizer’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015, management uses Adjusted income, among other factors, to set performance goals and to measure the performance of the overall company. Because Adjusted income is an important internal measurement for Pfizer, we believe that investors’ understanding of our performance is enhanced by disclosing this measure. We have included Adjusted income, certain components of Adjusted income, and Adjusted diluted EPS in order to portray the results of our major operations––the discovery, development, manufacture, marketing and sale of prescription medicines, consumer healthcare (OTC) products, and vaccines––prior to considering certain income statement elements. See the accompanying reconciliations of certain GAAP Reported to Non-GAAP Adjusted information for first-quarter 2016 and 2015, as well as reconciliations of full-year 2016 guidance for Adjusted income and Adjusted diluted EPS to full-year 2016 guidance for Reported net income(1) and Reported diluted EPS(1). The Adjusted income and its components and Adjusted diluted EPS measures are not, and should not be viewed as, substitutes for U.S. GAAP net income and its components and diluted EPS.

(3)
For a description of the revenues in each business, see the “Our Strategy––Commercial Operations” sub-section in the Overview of Our Performance, Operating Environment, Strategy and Outlook section of Pfizer’s 2015 Financial Report, which was filed as Exhibit 13 to Pfizer’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015.

(4)
Effective as of the beginning of 2016, Pfizer’s entire contract manufacturing business, Pfizer CentreOne, is now part of GEP. Pfizer CentreOne consists of (i) the revenues and expenses of legacy Pfizer’s contract manufacturing and active pharmaceutical ingredient sales operation, including the revenues and expenses related to our manufacturing and supply agreements with Zoetis Inc. (collectively Pfizer CentreSource or PCS); and (ii) the revenues and expenses of legacy Hospira’s One-2-One sterile injectables contract manufacturing operation. Prior to 2016, PCS was managed outside of our operating segments as part of Pfizer Global Supply and reported as “Other Business Activities”. Prior period PCS operating results have been reclassified to conform to the current period presentation as part of GEP. The legacy Hospira One-2-One contract manufacturing business has been a part of GEP commencing from the acquisition date of September 3, 2015.

(5)	The 2016 financial guidance reflects the following:

▪	Does not assume the completion of any business development transactions not completed as of April 3, 2016, including any one-time upfront payments associated with such transactions.

▪	Excludes the potential effects of the resolution of litigation-related matters not substantially resolved as of April 3, 2016.

▪	Exchange rates assumed are a blend of the actual exchange rates in effect during first-quarter 2016 and mid-April 2016 exchange rates for the remainder of the year.

▪
Guidance for 2016 reported revenues(1) reflects the anticipated negative impact of $2.3 billion due to recent and expected generic competition for certain products that have recently lost or are anticipated to soon lose patent protection.

▪
Guidance for 2016 reported revenues(1) also reflects the anticipated negative impact of $1.3 billion as a result of unfavorable changes in foreign exchange rates relative to the U.S. dollar compared to foreign exchange rates from 2015, including $0.8 billion due to the estimated significant negative currency impact related to Venezuela. The anticipated negative impact on reported(1) and adjusted(2) diluted EPS resulting from unfavorable changes in foreign exchange rates compared to foreign exchange rates from 2015 is approximately $0.10, including $0.07 due to the estimated significant negative currency impact related to Venezuela.

▪	Guidance for reported(1) and adjusted(2) diluted EPS assumes diluted weighted-average shares outstanding of approximately 6.2 billion shares.

▪
Reconciliation of the 2016 Adjusted income(2) and Adjusted diluted EPS(2) guidance to the 2016 Reported net income attributable to Pfizer Inc.(1) and Reported diluted EPS attributable to Pfizer Inc.(1) common shareholders guidance:

($ in billions, except per share amounts)
Income/(Expense)	Net Income	Diluted EPS
Adjusted income/diluted EPS(2) guidance	$14.7 - $15.3	$2.38 - $2.48
Purchase accounting impacts of transactions completed as of April 3, 2016	(2.9)	(0.47)
Restructuring, implementation and other acquisition-related costs	(0.7) - (0.9)	(0.11) - (0.14)
Business and legal entity alignment costs	(0.3)	(0.05)
Reported net income attributable to Pfizer Inc./diluted EPS(1) guidance	$10.6 - $11.4	$1.72 - $1.85

(6)	The following are certain product categories within GEP(4):

▪
Peri-LOE Products include products that have recently lost or are anticipated to soon lose patent protection. These products primarily include Celebrex and Zyvox in most developed markets, Lyrica in certain developed Europe markets, Pristiq globally and Inspra in the EU.

▪	Sterile Injectable Pharmaceuticals include generic injectables and proprietary specialty injectables (excluding Peri-LOE Products).

▪	Legacy Established Products include products that lost patent protection (excluding Sterile Injectable Pharmaceuticals and Peri-LOE Products).
Definitions for all GEP(4) product categories can be found in the footnotes to the product revenue tables on page 26 of this press release.

(7)	Remicade is a registered U.S. trademark of Janssen Biotech, Inc.

Contacts:	Media		Investors
	Joan Campion	212.733.2798	Chuck Triano	212.733.3901
			Ryan Crowe	212.733.8160
			Bryan Dunn	212.733.8917

PFIZER INC. AND SUBSIDIARY COMPANIES
CONSOLIDATED STATEMENTS OF INCOME(1)
(UNAUDITED)
(millions, except per common share data)

	First-Quarter		% Incr. /
	2016	2015	(Decr.)
Revenues	$13,005	$10,864	20
Costs and expenses:
Cost of sales(2), (3)	2,851	1,838	55
Selling, informational and administrative expenses(2), (3)	3,385	3,104	9
Research and development expenses(2), (3)	1,731	1,885	(8)
Amortization of intangible assets(3)	1,006	940	7
Restructuring charges and certain acquisition-related costs(4)	141	60	*
Other (income)/deductions––net(5)	330	(46)	*

Income from continuing operations before provision for taxes on income	3,561	3,082	16
Provision for taxes on income(6)	535	706	(24)
Income from continuing operations	3,026	2,376	27
Discontinued operations––net of tax	—	5	(99)
Net income before allocation to noncontrolling interests	3,026	2,381	27
Less: Net income attributable to noncontrolling interests	9	6	68
Net income attributable to Pfizer Inc.	$3,016	$2,376	27

Earnings per common share––basic:
Income from continuing operations attributable to Pfizer Inc. common shareholders	$0.49	$0.38	29
Discontinued operations––net of tax	—	—	—
Net income attributable to Pfizer Inc. common shareholders	$0.49	$0.38	29

Earnings per common share––diluted:
Income from continuing operations attributable to Pfizer Inc. common shareholders	$0.49	$0.38	29
Discontinued operations––net of tax	—	—	—
Net income attributable to Pfizer Inc. common shareholders	$0.49	$0.38	29
Weighted-average shares used to calculate earnings per common share:
Basic	6,150	6,203
Diluted	6,214	6,292
*Calculation not meaningful.
See end of tables for notes (1) through (6).
Amounts may not add due to rounding. All percentages have been calculated using unrounded amounts.

PFIZER INC. AND SUBSIDIARY COMPANIES
NOTES TO CONSOLIDATED STATEMENTS OF INCOME
(UNAUDITED)

(1)
The financial statements present the three months ended April 3, 2016 and March 29, 2015. Subsidiaries operating outside the U.S. are included for the three months ended February 28, 2016 and February 22, 2015.

The financial results for the three months ended April 3, 2016 are not necessarily indicative of the results that ultimately could be achieved for the full year.
The financial results of Hospira are included in our consolidated financial statements commencing from the acquisition date of September 3, 2015. Therefore, our first-quarter 2015 results of operations do not include Hospira's results of operations. Amortization of intangible assets for 2016 includes the amortization of intangible assets acquired from Hospira.
Certain amounts in the consolidated statements of income and associated notes may not add due to rounding. All percentages have been calculated using unrounded amounts.

(2)	Exclusive of amortization of intangible assets, except as discussed in footnote (3) below.

(3)
Amortization expense related to finite-lived acquired intangible assets that contribute to our ability to sell, manufacture, research, market and distribute products, compounds and intellectual property is included in Amortization of intangible assets, as these intangible assets benefit multiple business functions. Amortization expense related to intangible assets that are associated with a single function is included in Cost of sales, Selling, informational and administrative expenses and/or Research and development expenses, as appropriate.

(4)
Included in Restructuring charges and certain acquisition-related costs in the first quarter of 2016 are (i) restructuring charges of $30 million for employee termination costs, exit costs and asset impairments, which are largely associated with cost-reduction and productivity initiatives not associated with acquisitions; (ii) transaction costs, such as banking, legal, accounting and other similar services, of $24 million, most of which are directly related to the terminated transaction with Allergan plc (Allergan); and (iii) integration costs, representing external, incremental costs directly related to integrating acquired businesses, and primarily include expenditures for consulting and the integration of systems and processes, of $87 million, primarily related to our acquisition of Hospira.

(5)	Other (income)/deductions––net includes the following:

	First-Quarter
(MILLIONS OF DOLLARS)	2016	2015
Interest income(a)	$(113)	$(93)
Interest expense	306	309
Net interest expense	193	216
Royalty-related income	(187)	(222)
Certain legal matters, net(b)	274	—
Net gains on asset disposals(c)	(9)	(175)
Certain asset impairments(d)	131	—
Business and legal entity alignment costs(e)	51	101
Other, net(f)	(122)	34
Other (income)/deductions––net	$330	$(46)

(a)	Interest income increased in first-quarter 2016, primarily due to higher investment returns.

(b)	In first-quarter 2016, primarily includes an accrual for an unresolved legal matter and a settlement related to a patent matter.

(c)
In first-quarter 2016, primarily includes gains on sales/out-licensing of product and compound rights (approximately $16 million). In first-quarter 2015, primarily includes gains on sales/out-licensing of product and compound rights (approximately $45 million) and gains on sales of investments in equity securities (approximately $120 million).

(d)
In first-quarter 2016, represents an impairment loss of $81 million related to Pfizer's 49%-owned equity-method investment with Zhejiang Hisun Pharmaceuticals Co., Ltd. in China, and an impairment loss of $50 million related to Pfizer's 40%-owned equity-method investment in Laboratório Teuto Brasileiro S.A.

(e)
In first-quarter 2016 and 2015, represents expenses for changes to our infrastructure to align our commercial operations, including costs to internally separate our businesses into distinct legal entities, as well as to streamline our intercompany supply operations to better support each business.

(f)	In first-quarter 2016, primarily includes, among other things, income of $116 million from resolution of a contract disagreement.

PFIZER INC. AND SUBSIDIARY COMPANIES
NOTES TO CONSOLIDATED STATEMENTS OF INCOME
(UNAUDITED)

(6)
The decrease in the effective tax rate for first-quarter 2016 compared to first-quarter 2015 was primarily due to (i) benefits related to the final resolution (pending court approval) of an agreement in principle reached in February 2016 to resolve certain claims related to Protonix, which resulted in the receipt of information that raised our assessment of the likelihood of prevailing on the technical merits of our tax position, (ii) benefits associated with our Venezuela operations, (iii) an increase in benefits associated with the resolution of certain tax positions pertaining to prior years with various foreign tax authorities and the expiration of certain statutes of limitations, as well as (iv) an increase in benefits due to the permanent extension of the U.S. R&D tax credit on December 18, 2015, partially offset by an unfavorable change in the jurisdictional mix of earnings as a result of operating fluctuations in the normal course of business.

PFIZER INC. AND SUBSIDIARY COMPANIES
RECONCILIATION OF GAAP REPORTED TO NON-GAAP ADJUSTED INFORMATION(1)
CERTAIN LINE ITEMS
(UNAUDITED)
(millions of dollars, except per common share data)

	First-Quarter 2016
	GAAP Reported(2)	Purchase Accounting Adjustments	Acquisition-Related Costs(3)	Discontinued Operations	Certain Significant Items(4)	Non-GAAP Adjusted(5)
Revenues	$13,005	$—	$—	$—	$—	$13,005
Cost of sales(6), (7)	2,851	(200)	—	—	(87)	2,565
Selling, informational and administrative expenses(6), (7)	3,385	(1)	—	—	(15)	3,368
Research and development expenses(6), (7)	1,731	2	—	—	(10)	1,723
Amortization of intangible assets(7)	1,006	(975)	—	—	—	31
Restructuring charges and certain acquisition-related costs	141	—	(116)	—	(26)	—
Other (income)/deductions––net	330	20	—	—	(500)	(149)
Income from continuing operations before provision for taxes on income	3,561	1,153	116	—	638	5,468
Provision for taxes on income	535	324	(99)	—	544	1,304
Income from continuing operations	3,026	829	215	—	94	4,164
Discontinued operations––net of tax	—	—	—	—	—	—
Net income attributable to noncontrolling interests	9	—	—	—	—	9
Net income attributable to Pfizer Inc.	3,016	829	215	—	94	4,155
Earnings per common share attributable to Pfizer Inc.––diluted	0.49	0.13	0.03	—	0.02	0.67

	First-Quarter 2015
	GAAP Reported(2)	Purchase Accounting Adjustments	Acquisition-Related Costs(3)	Discontinued Operations	Certain Significant Items(4)	Non-GAAP Adjusted(5)
Revenues	$10,864	$—	$—	$—	$—	$10,864
Cost of sales(6), (7)	1,838	(1)	(9)	—	(21)	1,807
Selling, informational and administrative expenses(6), (7)	3,104	1	—	—	(28)	3,078
Research and development expenses(6), (7)	1,885	1	—	—	(10)	1,877
Amortization of intangible assets(7)	940	(906)	—	—	—	34
Restructuring charges and certain acquisition-related costs	60	—	(14)	—	(46)	—
Other (income)/deductions––net	(46)	2	—	—	(123)	(167)
Income from continuing operations before provision for taxes on income	3,082	903	23	—	228	4,235
Provision for taxes on income	706	261	6	—	61	1,033
Income from continuing operations	2,376	641	17	—	167	3,201
Discontinued operations––net of tax	5	—	—	(5)	—	—
Net income attributable to noncontrolling interests	6	—	—	—	—	6
Net income attributable to Pfizer Inc.	2,376	641	17	(5)	167	3,196
Earnings per common share attributable to Pfizer Inc.––diluted	0.38	0.10	—	—	0.03	0.51
See end of tables for notes (1) through (7).
Amounts may not add due to rounding.

PFIZER INC. AND SUBSIDIARY COMPANIES
NOTES TO RECONCILIATION OF GAAP REPORTED TO NON-GAAP ADJUSTED INFORMATION
CERTAIN LINE ITEMS
(UNAUDITED)

(1)	Certain amounts in the reconciliation of GAAP reported to Non-GAAP adjusted information and associated notes may not add due to rounding.

(2)
The financial statements present the three months ended April 3, 2016 and March 29, 2015. Subsidiaries operating outside the U.S. are included for the three months ended February 28, 2016 and February 22, 2015.

Hospira's results are included in our consolidated financial statements commencing from the acquisition date of September 3, 2015. Therefore, our first-quarter 2015 results of operations do not include Hospira's results of operations.

(3)	Acquisition-related costs include the following:

	First-Quarter
(MILLIONS OF DOLLARS)	2016	2015
Restructuring charges(a)	$4	$(4)
Transaction costs(a)	24	5
Integration costs(a)	87	13
Additional depreciation––asset restructuring(b)	—	9
Total acquisition-related costs––pre-tax	116	23
Income taxes(c)	99	(6)
Total acquisition-related costs––net of tax	$215	$17

(a)
Restructuring charges include employee termination costs, asset impairments and other exit costs associated with business combinations. Transaction costs in first-quarter 2016 primarily represent external costs for banking, legal, accounting and other similar services most of which are directly related to the terminated transaction with Allergan plc (Allergan). Integration costs represent external, incremental costs directly related to integrating acquired businesses, and primarily include expenditures for consulting and the integration of systems and processes. In first-quarter 2016, restructuring charges and integration costs primarily relate to our acquisition of Hospira on September 3, 2015. All of these costs and charges are included in Restructuring charges and certain acquisition-related costs.

(b)	Represents the impact of changes in the estimated useful lives of assets involved in restructuring actions related to acquisitions. Included in Cost of sales for first-quarter 2015.

(c)
Included in Provision for taxes on income. Income taxes includes the tax effect of the associated pre-tax amounts, calculated by determining the jurisdictional location of the pre-tax amounts and applying that jurisdiction’s applicable tax rate. First-quarter 2016 was unfavorably impacted by the remeasurement of certain deferred tax liabilities resulting from plant network restructuring activities.

(4)	Certain significant items include the following:

	First-Quarter
(MILLIONS OF DOLLARS)	2016	2015
Restructuring charges(a)	$26	$46
Implementation costs and additional depreciation––asset restructuring(b)	111	58
Certain legal matters, net(c)	286	—
Certain asset impairments(d)	131	—
Business and legal entity alignment costs(e)	51	101
Other(f)	34	23
Total certain significant items––pre-tax	638	228
Income taxes(g)	(544)	(61)
Total certain significant items––net of tax	$94	$167

(a)	Relates to our cost-reduction and productivity initiatives not related to acquisitions. Included in Restructuring charges and certain acquisition-related costs.

(b)
Relates to our cost-reduction and productivity initiatives not related to acquisitions. Virtually all included in Cost of sales ($88 million), Selling, informational and administrative expenses ($12 million) and Research and development expenses ($10 million) for first-quarter 2016. Included in Cost of sales ($22 million), Selling, informational and administrative expenses ($26 million) and Research and development expenses ($10 million) for first-quarter 2015.

PFIZER INC. AND SUBSIDIARY COMPANIES
NOTES TO RECONCILIATION OF GAAP REPORTED TO NON-GAAP ADJUSTED INFORMATION
CERTAIN LINE ITEMS
(UNAUDITED)

(c)	Included in Other (income)/deductions––net. In first-quarter 2016, includes an accrual for an unresolved legal matter and a settlement related to a patent matter.

(d)
Included in Other (income)/deductions––net. In first-quarter 2016, represents an impairment loss of $81 million related to Pfizer's 49%-owned equity-method investment with Zhejiang Hisun Pharmaceuticals Co., Ltd. in China, and an impairment loss of $50 million related to Pfizer's 40%-owned equity-method investment in Laboratório Teuto Brasileiro S.A.

(e)
Included in Other (income)/deductions––net. In first-quarter 2016 and 2015, represents expenses for changes to our infrastructure to align our commercial operations, including costs to internally separate our businesses into distinct legal entities, as well as to streamline our intercompany supply operations to better support each business.

(f)	For first-quarter 2016 and 2015, primarily all included in Other (income)/deductions––net.

(g)
Included in Provision for taxes on income. Income taxes includes the tax effect of the associated pre-tax amounts, calculated by determining the jurisdictional location of the pre-tax amounts and applying that jurisdiction’s applicable tax rate. First-quarter 2016 was favorably impacted by benefits related to the final resolution (pending court approval) of an agreement in principle reached in February 2016 to resolve certain claims related to Protonix, which resulted in the receipt of information that raised our assessment of the likelihood of prevailing on the technical merits of our tax position, as well as benefits associated with our Venezuela operations.

(5)
Non-GAAP Adjusted income and its components and Non-GAAP Adjusted diluted EPS are not, and should not be viewed as, substitutes for U.S. GAAP net income and its components and diluted EPS. Despite the importance of these measures to management in goal setting and performance measurement, Non-GAAP Adjusted income and its components and Non-GAAP Adjusted diluted EPS are Non-GAAP financial measures that have no standardized meaning prescribed by U.S. GAAP and, therefore, have limits in their usefulness to investors. Because of the non-standardized definitions, Non-GAAP Adjusted income and its components and Non-GAAP Adjusted diluted EPS (unlike U.S. GAAP net income and its components and diluted EPS) may not be comparable to the calculation of similar measures of other companies. Non-GAAP Adjusted income and its components and Non-GAAP Adjusted diluted EPS are presented solely to permit investors to more fully understand how management assesses performance.

(6)	Exclusive of amortization of intangible assets, except as discussed in footnote (7) below.

(7)
Amortization expense related to finite-lived acquired intangible assets that contribute to our ability to sell, manufacture, research, market and distribute products, compounds and intellectual property is included in Amortization of intangible assets as these intangible assets benefit multiple business functions. Amortization expense related to intangible assets that are associated with a single function is included in Cost of sales, Selling, informational and administrative expenses and/or Research and development expenses, as appropriate.

PFIZER INC. AND SUBSIDIARY COMPANIES
OPERATING SEGMENT INFORMATION(1)
(UNAUDITED)
(millions of dollars)

	First-Quarter 2016
	GIP(2)	VOC(2)	Total Innovative Products(3)	Established Products (GEP)(2)	Other(2), (4)	Non-GAAP Adjusted(5)	Reconciling Items(6)	GAAP Reported
Revenues	$3,640	$3,394	$7,033	$5,972	$—	$13,005	$—	$13,005
Cost of sales	388	506	894	1,455	215	2,565	287	2,851
% of revenue	10.7%	14.9%	12.7%	24.4%	*	19.7%	*	21.9%
Selling, informational and administrative expenses	875	811	1,686	737	946	3,368	16	3,385
Research and development expenses	386	252	638	276	809	1,723	8	1,731
Amortization of intangible assets	9	15	24	7	—	31	975	1,006
Restructuring charges and certain acquisition-related costs	—	—	—	—	—	—	141	141
Other (income)/deductions––net	(210)	(25)	(235)	(160)	246	(149)	480	330
Income from continuing operations before provision for taxes on income	2,192	1,835	4,027	3,657	(2,216)	5,468	(1,907)	3,561

	First-Quarter 2015
	GIP(2)	VOC(2)	Total Innovative Products(3)	Established Products (GEP)(2)	Other(2), (4)	Non-GAAP Adjusted(5)	Reconciling Items(6)	GAAP Reported
Revenues	$3,075	$2,664	$5,738	$5,125	$—	$10,864	$—	$10,864
Cost of sales	342	424	766	1,003	38	1,807	31	1,838
% of revenue	11.1%	15.9%	13.4%	19.6%	*	16.6%	*	16.9%
Selling, informational and administrative expenses	808	595	1,403	704	971	3,078	27	3,104
Research and development expenses	623	193	816	200	861	1,877	8	1,885
Amortization of intangible assets	11	12	24	10	—	34	906	940
Restructuring charges and certain acquisition-related costs	—	—	—	—	—	—	60	60
Other (income)/deductions––net	(220)	(25)	(245)	(7)	86	(167)	121	(46)
Income from continuing operations before provision for taxes on income	1,511	1,464	2,975	3,215	(1,955)	4,235	(1,153)	3,082
See end of tables for notes (1) through (6).
Amounts may not add due to rounding.

*	Calculation not meaningful.

PFIZER INC. AND SUBSIDIARY COMPANIES
NOTES TO OPERATING SEGMENT INFORMATION
(UNAUDITED)

(1)	Certain amounts in the operating segment information and associated notes may not add due to rounding.

(2)
Amounts represent the revenues and costs managed by each of our operating segments: the Global Innovative Pharmaceutical segment (GIP); the Global Vaccines, Oncology and Consumer Healthcare segment (VOC); and the Global Established Pharmaceutical segment (GEP). The expenses generally include only those costs directly attributable to the operating segment. For a description of each operating segment, see the "Our Strategy––Commercial Operations" sub-section in the Overview of Our Performance, Operating Environment, Strategy and Outlook section of Pfizer's 2015 Financial Report, which was filed as Exhibit 13 to Pfizer's Annual Report on Form 10-K for the fiscal year ended December 31, 2015.

Effective as of the beginning of 2016, the following changes impact GEP:

•
Our entire contract manufacturing business, Pfizer CentreOne, is now part of GEP. Pfizer CentreOne consists of (i) the revenues and expenses of legacy Pfizer's contract manufacturing and active pharmaceutical ingredient sales operation, including the revenues and expenses related to our manufacturing and supply agreements with Zoetis Inc. (collectively Pfizer CentreSource or PCS); and (ii) the revenues and expenses of legacy Hospira's One-2-One sterile injectables contract manufacturing operation, which has been included in GEP since we acquired Hospira on September 3, 2015. Prior to 2016, PCS was managed outside our operating segments as part of Pfizer Global Supply and reported as "Other Business Activities". We have reclassified prior period PCS operating results ($111 million of PCS revenues and $21 million of PCS earnings in the first quarter of 2015) to conform to the current period presentation as part of GEP.

•
In connection with the formation of a new GEP Research and Development (R&D) organization, certain functions transferred from Pfizer’s Worldwide Research and Development (WRD) organization into the new GEP R&D organization. The new R&D organization within GEP expects to develop potential new sterile injectable drugs and therapeutic solutions, as well as biosimilars. We have reclassified approximately $66 million of costs in the first quarter of 2015 from WRD to GEP to conform to the current period presentation as part of GEP.

Hospira's commercial operations are included in GEP's operating results in our consolidated statement of income, commencing from the acquisition date of September 3, 2015. Therefore, our first-quarter 2015 results of operations and GEP's operating results for first-quarter 2015 do not include Hospira's results of operations.
The first quarter of 2016 reflects the following, as compared to the first quarter of 2015:

•
GIP––The decrease in Cost of sales as a percentage of Revenues was primarily driven by a decrease in royalty expense and an increase in alliance revenues, which have no associated cost of sales, partially offset by unfavorable foreign exchange. The increase in Cost of sales was primarily driven by an increase in sales volume and unfavorable foreign exchange, partially offset by a decrease in royalty expense. The increase in Selling, informational and administrative expenses reflects an increase in the allowance for doubtful trade accounts receivable, resulting from recent unfavorable developments with a distributor and additional investment in Eliquis and Lyrica, partially offset by reduced investment in certain other products and favorable foreign exchange. The decrease in Research and development expenses primarily reflects the non-recurrence of the $295 million upfront payment made to OPKO Health Inc. in the first quarter of 2015, partially offset primarily by increased investment in certain late-stage pipeline programs. The unfavorable change in Other (income)/deductions––net primarily reflects a decrease in royalty income, partially offset by an increase in our equity income from a certain equity-method investment.

•
VOC––The decrease in Cost of sales as a percentage of Revenues was primarily driven by a favorable change in product mix, partially offset by an increase in royalty expense and unfavorable foreign exchange. The increase in Cost of sales was primarily due to an increase in sales volumes, driven primarily by continued strong uptake of Prevnar 13, and an increase in royalty expense. The increase in Selling, informational and administrative expenses was primarily driven by an increase in the allowance for doubtful trade accounts receivable, resulting from recent unfavorable developments with a distributor, higher promotional expenses primarily in the U.S. for Prevnar 13, Ibrance, as well as certain Consumer Healthcare products, partially offset by favorable foreign exchange. The increase in Research and development expenses primarily reflects increased costs associated with our oncology programs, primarily our avelumab alliance with Merck KGaA and Ibrance.

•
GEP––The increase in Cost of sales as a percentage of Revenues was primarily due to the inclusion of legacy Hospira operations and the impact of losses of exclusivity resulting in an unfavorable change in product mix. The increase in Cost of sales was driven by the inclusion of legacy Hospira, partially offset by favorable foreign exchange and lower volumes as a result of products losing exclusivity. The increase in Selling, informational and administrative expenses was primarily due to the inclusion of legacy Hospira operations, partially offset by lower field force, advertising and promotional expenses, reflecting the benefits of cost-reduction and productivity

PFIZER INC. AND SUBSIDIARY COMPANIES
NOTES TO OPERATING SEGMENT INFORMATION
(UNAUDITED)

initiatives, and favorable foreign exchange. Research and development expenses increased, reflecting the inclusion of legacy Hospira operations and increased investment in biosimilar development programs and sterile injectable development programs. The favorable change in Other (income)/deductions––net primarily reflects resolution of a contract disagreement and favorable foreign exchange.

(3)	Total Innovative Products represents the sum of the GIP and VOC segments.

(4)	Other comprises the revenues and costs included in our Adjusted income components(5) that are managed outside of our three operating segments and includes the following:

	First-Quarter 2016
(IN MILLIONS)	WRD(a), (e)	Medical(b), (e)	Corporate(c), (e)	Other Unallocated(d), (e)	Total
Revenues	$—	$—	$—	$—	$—
Cost of sales	—	—	40	176	215
Selling, informational and administrative expenses	—	27	900	18	946
Research and development expenses	606	—	197	6	809
Amortization of intangible assets	—	—	—	—	—
Restructuring charges and certain acquisition-related costs	—	—	—	—	—
Other (income)/deductions––net	(14)	—	226	34	246
Loss from continuing operations before provision for taxes on income	$(592)	$(27)	$(1,363)	$(234)	$(2,216)

	First-Quarter 2015
(IN MILLIONS)	WRD(a), (e)	Medical(b), (e)	Corporate(c), (e)	Other Unallocated(d), (e)	Total
Revenues	$—	$—	$—	$—	$—
Cost of sales	—	—	22	15	38
Selling, informational and administrative expenses	—	26	936	9	971
Research and development expenses	621	6	230	4	861
Amortization of intangible assets	—	—	—	—	—
Restructuring charges and certain acquisition-related costs	—	—	—	—	—
Other (income)/deductions––net	(29)	—	98	17	86
Loss from continuing operations before provision for taxes on income	$(592)	$(32)	$(1,287)	$(45)	$(1,955)

(a)
WRD––the research and development expenses managed by our WRD organization, which is generally responsible for research projects for our Innovative Products business until proof-of-concept is achieved and then for transitioning those projects to the appropriate Innovative Products operating segment via the newly formed Global Product Development Group for possible clinical and commercial development. R&D spending may include upfront and milestone payments for intellectual property rights. The WRD organization also has responsibility for certain science-based and other platform-services organizations, which provide technical expertise and other services to the various R&D projects, including GEP R&D projects. WRD is also responsible for facilitating all regulatory submissions and interactions with regulatory agencies, including all safety-event activities. As noted above, in connection with the formation of a new GEP R&D organization, certain functions transferred from WRD to the new GEP R&D organization. We have reclassified approximately $66 million of costs in the first quarter of 2015 from WRD to GEP to conform to the current period presentation as part of GEP.

(b)
Medical––the costs associated with our Pfizer Medical organization (Medical), which is responsible for the provision of medical information to healthcare providers, patients and other parties, transparency and disclosure activities, clinical trial results publication, grants for healthcare quality improvement and medical education, partnerships with global public health and medical associations, and regulatory inspection readiness reviews.

(c)
Corporate––the costs associated with Corporate, representing platform functions (such as worldwide technology, global real estate operations, legal, finance, human resources, worldwide public affairs, compliance and worldwide procurement) and certain compensation and other corporate costs, such as interest income and expense, and gains and losses on investments.

(d)	Other Unallocated––other unallocated costs, representing overhead expenses associated with our manufacturing and commercial operations not directly attributable to an operating segment.

PFIZER INC. AND SUBSIDIARY COMPANIES
NOTES TO OPERATING SEGMENT INFORMATION
(UNAUDITED)

(e) Although we typically provide qualitative information about our Other costs on an annual basis, updated estimates are provided in first-quarter 2016 as a result of the transfer of certain WRD functions to GEP that was effective at the beginning of 2016. For information purposes only, for first-quarter 2016, we estimate that Other costs, in the aggregate and as described above, but excluding (i) net interest-related expense not attributable to an operating segment included in Corporate (approximately $219 million for first-quarter 2016 in Other (income)/deductions––net); and (ii) net losses on investments not attributable to an operating segment and included in Corporate (approximately $5 million for first-quarter 2016 in Other (income)/deductions––net), are generally associated with our operating segments, as follows:

First-Quarter 2016
(PERCENTAGES)	GIP	VOC	GEP

Total WRD/Medical costs	51% - 55%	40% - 43%	4% - 6%
Total Corporate/Other Unallocated costs	26% - 29%	22% - 25%	47% - 50%
Total WRD/Medical and Corporate/Other Unallocated costs	34% - 37%	28% - 31%	34% - 37%
Total WRD/Medical and Corporate/Other Unallocated costs, by line item:
Cost of sales	15% - 17%	3% - 5%	79% - 81%
Selling, informational and administrative expenses	26% - 28%	23% - 25%	47% - 51%
Research and development expenses	51% - 55%	40% - 43%	4% - 6%
Other (income)/deductions––net	*	*	*
*Amounts not material. After excluding net interest expense included in Corporate and net losses on investments not attributable to an operating segment and included in Corporate, Other (income)/deductions––net approximates $21 million of expense for first-quarter 2016.
The percentages provided in the table above do not purport to reflect additional amounts that each of our operating segments would have incurred had each segment operated as a standalone company during the period presented.

•
WRD/Medical––The information provided in the table above for WRD and Medical was substantially all derived from our estimates of the costs incurred in connection with the R&D projects associated with each operating segment.

•
Corporate/Other Unallocated––Virtually all of the information provided in the table above for Corporate and Other Unallocated was derived using proportional allocation methods based on global, regional or country revenues or global, regional or country headcount, as well as certain cost metrics, as appropriate, such as those derived from research and development and manufacturing costs. Management believes that the allocations of Corporate and Other Unallocated costs are reasonable.

(5)
These “Adjusted Income” components are defined as the corresponding reported U.S. GAAP components, excluding purchase accounting adjustments, acquisition-related costs and certain significant items. Adjusted Revenues, Adjusted Cost of Sales, Adjusted Selling, Informational and Administrative (SI&A) expenses, Adjusted Research and Development (R&D) expenses, Adjusted Amortization of Intangible Assets and Adjusted Other (Income)/Deductions––Net are income statement line items prepared on the same basis as, and therefore components of, the overall adjusted income measure. As described in the “Adjusted Income” section of the Financial Review in our 2015 Financial Report, which was filed as Exhibit 13 to Pfizer’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015, management uses adjusted income, among other factors, to set performance goals and to measure the performance of the overall company. Because Adjusted income is an important internal measurement for Pfizer, we believe that investors’ understanding of our performance is enhanced by disclosing this measure. We have included Adjusted income and certain components of Adjusted income in order to portray the results of our major operations––the discovery, development, manufacture, marketing and sale of prescription medicines, consumer healthcare (OTC) products, and vaccines––prior to considering certain income statement elements. See the accompanying reconciliations of certain GAAP reported to non-GAAP adjusted information for first-quarter 2016 and 2015. The adjusted income component measures are not, and should not be viewed as, substitutes for the U.S. GAAP component measures.

(6)
Includes costs associated with (i) purchase accounting adjustments; (ii) acquisition-related costs; and (iii) certain significant items, which are substantive, unusual items that are evaluated on an individual basis by management. For additional information about these reconciling items and/or our non-GAAP adjusted measure of performance, see the accompanying reconciliations of certain GAAP reported to non-GAAP adjusted information for first-quarter 2016 and 2015.

PFIZER INC. - REVENUES
FIRST-QUARTER 2016 and 2015
(UNAUDITED)

	WORLDWIDE				UNITED STATES			TOTAL INTERNATIONAL(a)
	2016	2015	% Change		2016	2015	% Change	2016	2015	% Change
(MILLIONS OF DOLLARS)			Total	Oper.			Total			Total	Oper.
TOTAL REVENUES	$13,005	$10,864	20%	26%	$6,625	$4,433	49%	$6,380	$6,430	(1%)	11%
INNOVATIVE PRODUCTS BUSINESS(b)	$7,033	$5,738	23%	28%	$4,114	$2,972	38%	$2,919	$2,767	6%	17%
GIP(b)	$3,640	$3,075	18%	25%	$1,937	$1,490	30%	$1,702	$1,585	7%	20%
Lyrica GIP(c)	1,011	846	19%	22%	782	621	26%	228	225	2%	13%
Enbrel (Outside the U.S. and Canada)	733	759	(3%)	10%	—	—	—	733	759	(3%)	10%
Viagra GIP(d)	300	288	4%	5%	292	279	5%	8	9	(13%)	1%
Chantix/Champix	220	158	39%	43%	159	97	63%	61	61	1%	11%
Xeljanz	197	96	*	*	175	89	98%	22	8	*	*
BeneFIX	185	173	6%	12%	80	70	15%	104	104	—	9%
Refacto AF/Xyntha	129	120	7%	15%	32	28	16%	97	93	4%	14%
Genotropin	125	138	(10%)	(3%)	25	32	(20%)	100	107	(7%)	3%
Toviaz	64	63	1%	4%	26	29	(11%)	38	35	10%	17%
Somavert	55	49	10%	18%	19	14	34%	36	36	1%	11%
BMP2	51	38	35%	35%	51	38	35%	—	—	—	—
Rapamune	45	53	(14%)	(5%)	21	26	(17%)	24	27	(11%)	7%
Alliance revenues GIP(e), (m)	354	200	77%	80%	231	133	74%	123	67	82%	94%
All other GIP	171	92	87%	96%	43	36	21%	128	56	*	*
VOC(b)	$3,394	$2,664	27%	33%	$2,177	$1,482	47%	$1,217	$1,182	3%	15%
Prevnar/Prevenar 13	1,509	1,306	16%	19%	1,031	846	22%	478	459	4%	13%
Ibrance	429	38	*	*	422	38	*	7	—	*	*
Sutent	278	242	15%	22%	102	73	41%	176	169	4%	15%
Xalkori	139	111	24%	29%	62	49	26%	77	62	23%	32%
Inlyta	101	95	6%	10%	44	44	—	57	52	11%	19%
All other V/O	117	63	85%	92%	48	29	67%	69	34	*	*
Consumer Healthcare	822	808	2%	10%	468	403	16%	355	405	(13%)	3%
ESTABLISHED PRODUCTS BUSINESS(f)	$5,972	$5,125	17%	24%	$2,512	$1,462	72%	$3,460	$3,664	(6%)	5%
Legacy Established Products(g)	$2,800	$2,848	(2%)	7%	$1,008	$846	19%	$1,792	$2,002	(10%)	2%
Lipitor	411	441	(7%)	3%	42	39	6%	369	402	(8%)	3%
Premarin family	256	232	11%	12%	243	215	13%	14	16	(17%)	—
Norvasc	236	252	(6%)	—	9	9	—	226	243	(7%)	—
EpiPen	97	76	27%	28%	90	68	32%	7	8	(15%)	(4%)
Xalatan/Xalacom	89	102	(13%)	(5%)	6	8	(22%)	82	94	(13%)	(4%)
Zithromax/Zmax	80	79	1%	8%	2	2	(1%)	78	77	1%	8%
Zoloft	79	86	(8%)	3%	16	11	48%	63	75	(16%)	(3%)
Relpax	78	80	(2%)	—	54	52	4%	24	28	(14%)	(8%)
Effexor	70	73	(5%)	3%	25	23	9%	45	51	(11%)	—
Tikosyn	61	37	66%	66%	61	37	66%	—	—	17%	27%
Xanax/Xanax XR	52	54	(4%)	4%	13	10	33%	40	45	(12%)	(2%)
Cardura	45	52	(12%)	(4%)	1	1	52%	44	51	(13%)	(5%)
Neurontin	44	55	(20%)	(3%)	12	13	(4%)	32	42	(25%)	(2%)
All other Legacy Established Products(m)	1,201	1,229	(2%)	9%	433	358	21%	768	871	(12%)	5%
Peri-LOE Products(h)	$1,090	$1,437	(24%)	(18%)	$234	$303	(23%)	$856	$1,134	(25%)	(16%)
Lyrica GEP(c)	218	341	(36%)	(31%)	—	—	—	218	341	(36%)	(31%)
Pristiq	178	161	11%	15%	143	118	21%	36	43	(17%)	—
Celebrex	172	205	(16%)	(8%)	26	22	20%	146	183	(20%)	(12%)
Vfend	156	182	(14%)	(7%)	10	13	(25%)	146	169	(13%)	(5%)
Zyvox	127	271	(53%)	(47%)	23	119	(81%)	104	152	(32%)	(20%)
Viagra GEP(d)	96	108	(11%)	(2%)	—	—	—	96	108	(11%)	(2%)
Revatio	66	63	5%	11%	21	15	38%	45	48	(5%)	2%
All other Peri-LOE Products	76	107	(29%)	(21%)	11	16	(29%)	65	91	(29%)	(20%)
Sterile Injectable Pharmaceuticals(i)	$1,524	$729	*	*	$938	$262	*	$586	$467	26%	36%
Medrol	113	87	31%	38%	76	45	69%	38	42	(10%)	5%
Sulperazon	96	98	(2%)	3%	—	—	—	96	98	(2%)	3%
Fragmin	78	74	6%	15%	8	1	*	70	73	(4%)	5%
Tygacil	76	74	3%	13%	30	29	2%	46	44	3%	20%
All other Sterile Injectable Pharmaceuticals	1,161	396	*	*	824	187	*	337	209	61%	72%
Infusion Systems(j)	$304	$—	*	*	$240	$—	*	$64	$—	*	*
Biosimilars(k)	$66	$—	*	*	$—	$—	—	$66	$—	*	*
Pfizer CentreOne(l)	$188	$111	69%	74%	$92	$50	83%	$96	$61	58%	66%
Total Lyrica(c)	$1,229	$1,187	4%	7%	$782	$621	26%	$446	$565	(21%)	(13%)
Total Viagra(d)	$396	$396	—	3%	$292	$279	5%	$104	$117	(11%)	(2%)
Total Alliance revenues(m)	$360	$222	62%	66%	$233	$139	68%	$127	$83	53%	63%
See end of tables for notes.

PFIZER INC.
INTERNATIONAL REVENUES BY GEOGRAPHIC REGION
FIRST-QUARTER 2016 and 2015 - (UNAUDITED)

	DEVELOPED EUROPE(n)				DEVELOPED REST OF WORLD(o)				EMERGING MARKETS(p)
	2016	2015	% Change		2016	2015	% Change		2016	2015	% Change
(MILLIONS OF DOLLARS)			Total	Oper.			Total	Oper.			Total	Oper.
TOTAL INTERNATIONAL REVENUES	$2,370	$2,312	3%	10%	$1,520	$1,493	2%	6%	$2,489	$2,626	(5%)	14%
INNOVATIVE PRODUCTS BUSINESS(b)	$1,304	$1,174	11%	19%	$743	$707	5%	10%	$872	$885	(1%)	20%
GIP(b)	$857	$775	10%	19%	$513	$473	9%	13%	$332	$337	(1%)	31%
Lyrica GIP(c)	—	—	—	—	175	161	9%	12%	54	64	(16%)	16%
Enbrel (Outside Canada)	482	490	(2%)	6%	98	98	—	4%	153	171	(10%)	26%
Viagra GIP(d)	—	—	—	—	8	9	(13%)	1%	—	—	—	—
Chantix/Champix	20	19	3%	10%	31	31	1%	10%	10	11	(5%)	12%
Xeljanz	4	2	88%	96%	9	3	*	*	9	3	*	*
BeneFIX	61	61	—	7%	32	35	(8%)	(1%)	11	8	46%	69%
Refacto AF/Xyntha	76	75	1%	9%	11	9	23%	39%	10	9	10%	34%
Genotropin	46	48	(5%)	3%	35	38	(7%)	(6%)	18	21	(11%)	18%
Toviaz	17	16	8%	16%	17	15	13%	16%	3	3	7%	25%
Somavert	29	29	—	9%	4	4	1%	8%	3	3	11%	39%
BMP2	—	—	—	—	—	—	—	—	—	—	—	—
Rapamune	10	11	(6%)	1%	3	4	(10%)	3%	10	12	(15%)	13%
Alliance revenues GIP (m), (q)	75	36	*	*	47	25	87%	92%	1	6	(90%)	(86%)
All other GIP	36	(12)	*	*	43	42	4%	5%	49	26	86%	*
VOC(b)	$448	$399	12%	21%	$229	$235	(2%)	5%	$540	$548	(2%)	14%
Prevnar/Prevenar 13	144	134	8%	16%	104	103	1%	6%	229	222	3%	14%
Ibrance	2	—	*	*	—	—	—	—	5	—	*	*
Sutent	87	82	7%	15%	26	28	(7%)	(1%)	62	60	4%	21%
Xalkori	37	31	21%	30%	13	14	(8%)	(3%)	27	17	53%	65%
Inlyta	26	25	4%	12%	20	20	—	1%	11	7	71%	*
All other V/O	54	25	*	*	8	4	99%	*	7	5	39%	53%
Consumer Healthcare	96	101	(5%)	2%	60	67	(10%)	3%	199	237	(16%)	3%
ESTABLISHED PRODUCTS BUSINESS(f)	$1,066	$1,138	(6%)	—	$777	$786	(1%)	3%	$1,617	$1,740	(7%)	10%
Legacy Established Products(g)	$389	$417	(7%)	1%	$446	$505	(12%)	(8%)	$957	$1,080	(11%)	8%
Lipitor	46	49	(6%)	1%	56	66	(15%)	(10%)	267	286	(7%)	6%
Premarin family	1	2	(32%)	(27%)	6	6	(11%)	1%	7	8	(18%)	6%
Norvasc	17	20	(15%)	(9%)	54	66	(18%)	(16%)	156	157	(1%)	7%
EpiPen	—	—	—	—	7	8	(15%)	(4%)	—	—	—	—
Xalatan/Xalacom	18	22	(19%)	(12%)	37	39	(6%)	(3%)	27	33	(17%)	1%
Zithromax/Zmax	13	14	(1%)	6%	14	16	(11%)	(10%)	50	47	6%	15%
Zoloft	8	7	13%	22%	24	38	(35%)	(34%)	30	30	1%	29%
Relpax	11	15	(28%)	(22%)	9	9	—	3%	4	4	6%	19%
Effexor	14	18	(21%)	(15%)	9	8	13%	23%	21	24	(12%)	4%
Tikosyn	—	—	—	—	—	—	—	—	—	—	—	—
Xanax/Xanax XR	20	21	(6%)	1%	5	5	(12%)	(11%)	15	19	(18%)	(2%)
Cardura	14	16	(12%)	(6%)	10	13	(22%)	(21%)	20	21	(7%)	6%
Neurontin	10	12	(12%)	(5%)	7	8	(16%)	(11%)	14	22	(35%)	2%
All other Legacy Established Products(m)	216	220	(2%)	6%	207	221	(6%)	(3%)	346	430	(20%)	8%
Peri-LOE Products(h)	$378	$549	(31%)	(26%)	$167	$203	(18%)	(15%)	$311	$382	(19%)	(3%)
Lyrica GEP(c)	190	307	(38%)	(34%)	—	—	—	—	28	34	(17%)	(5%)
Pristiq	5	4	48%	59%	17	25	(31%)	(20%)	13	15	(10%)	18%
Celebrex	8	14	(43%)	(38%)	66	83	(21%)	(19%)	72	86	(16%)	—
Vfend	58	62	(7%)	—	29	29	—	2%	60	78	(23%)	(12%)
Zyvox	47	72	(34%)	(29%)	19	24	(22%)	(20%)	38	56	(32%)	(10%)
Viagra GEP(d)	12	14	(17%)	(11%)	9	10	(6%)	—	74	83	(11%)	(1%)
Revatio	30	32	(5%)	2%	8	9	(12%)	(11%)	7	7	4%	16%
All other Peri-LOE Products	26	43	(38%)	(34%)	19	24	(18%)	(15%)	19	24	(22%)	—
Sterile Injectable Pharmaceuticals(i)	$159	$130	23%	30%	$130	$70	86%	94%	$297	$267	11%	24%
Medrol	13	14	(7%)	(1%)	5	6	(13%)	(7%)	20	22	(11%)	12%
Sulperazon	—	—	—	—	3	4	(18%)	(17%)	93	94	(2%)	4%
Fragmin	41	42	(3%)	4%	17	19	(7%)	8%	12	12	(7%)	3%
Tygacil	15	16	(10%)	(3%)	1	2	(9%)	—	30	26	12%	35%
All other Sterile Injectable Pharmaceuticals	91	58	58%	65%	102	40	*	*	143	112	28%	44%
Infusion Systems(j)	$15	$—	*	*	$21	$—	*	*	$28	$—	*	*
Biosimilars(k)	$59	$—	*	*	$1	$—	*	*	$6	$—	*	*
Pfizer CentreOne(l)	$66	$42	56%	64%	$12	$8	56%	64%	$18	$11	68%	76%
Total Lyrica(c)	$190	$307	(38%)	(34%)	$175	$161	9%	12%	$81	$98	(17%)	9%
Total Viagra(d)	$12	$14	(17%)	(11%)	$17	$19	(10%)	1%	$74	$83	(11%)	(1%)
Total Alliance revenues(m)	$78	$46	69%	82%	$47	$26	84%	90%	$1	$11	(88%)	(83%)
See end of tables for notes.

PFIZER INC.
NOTES TO REVENUES TABLE INFORMATION
(UNAUDITED)

(a)	Total International represents Developed Europe region + Developed Rest of World region + Emerging Markets region. Details for these regions are located on page 25.
(b)	The Innovative Products business is composed of two operating segments: the Global Innovative Pharmaceutical segment (GIP) and the Global Vaccines, Oncology and Consumer Healthcare segment (VOC).
(c)
Lyrica revenues from all of Europe, Russia, Turkey, Israel and Central Asia countries are included in Lyrica-GEP. All other Lyrica revenues are included in Lyrica-GIP. Total Lyrica revenues represent the aggregate of worldwide revenues from Lyrica-GIP and Lyrica-GEP.

(d)
Viagra revenues from the U.S. and Canada are included in Viagra-GIP. All other Viagra revenues are included in Viagra-GEP. Total Viagra revenues represent the aggregate of worldwide revenues from Viagra-GIP and Viagra-GEP.

(e)	Includes Eliquis and Rebif.
(f)
The Established Products business consists of GEP, which includes all legacy Hospira commercial operations. Hospira's commercial operations, including the legacy Hospira One-2-One sterile injectables contract manufacturing business, are included in GEP's operating results in our consolidated statement of income, commencing from the acquisition date of September 3, 2015. As a result, our first-quarter 2015 revenues and GEP's revenues for first-quarter 2015 do not include Hospira's revenues. Also, effective as of the beginning of 2016, our entire contract manufacturing business, Pfizer CentreOne, is now part of GEP. Pfizer CentreOne consists of (i) legacy Pfizer's contract manufacturing and active pharmaceutical ingredient sales operation, including our manufacturing and supply agreements with Zoetis Inc. (collectively Pfizer CentreSource or PCS); and (ii) legacy Hospira's One-2-One sterile injectables contract manufacturing operation. Prior to 2016, PCS was managed outside our operating segments and its revenues were reported as other business activities. We have reclassified prior period PCS revenues ($111 million in the first quarter of 2015) to conform to the current period presentation as part of GEP.

(g)	Legacy Established Products include products that lost patent protection (excluding Sterile Injectable Pharmaceuticals and Peri-LOE Products).
(h)
Peri-LOE Products include products that have recently lost or are anticipated to soon lose patent protection. These products primarily include Celebrex and Zyvox in most developed markets, Lyrica in certain developed Europe markets, Pristiq globally and Inspra in the EU.

(i)	Sterile Injectable Pharmaceuticals include generic injectables and proprietary specialty injectables (excluding Peri-LOE Products).
(j)
Infusion Systems include Medication Management Systems products composed of infusion pumps and related software and services, as well as I.V. Infusion Products, including large volume I.V. solutions and their associated administration sets.

(k)
Biosimilars include Inflectra (biosimilar infliximab) in certain European markets, Nivestim (biosimilar filgrastim) in certain Asian markets and Retacrit (biosimilar epoetin zeta) in certain international markets.

(l)
Pfizer CentreOne includes (i) revenues from legacy Pfizer's contract manufacturing and active pharmaceutical ingredient sales operation, including revenues related to our manufacturing and supply agreements with Zoetis Inc. (collectively Pfizer CentreSource or PCS); and (ii) revenues from legacy Hospira’s One-2-One sterile injectables contract manufacturing operation. For additional information, see f above.

(m)	Total Alliance revenues represent the aggregate of worldwide revenues from Alliance revenues GIP and Alliance revenues GEP, which is included in All other Legacy Established Products.
(n)	Developed Europe region includes the following markets: Western Europe, Finland and the Scandinavian countries.
(o)	Developed Rest of World region includes the following markets: Australia, Canada, Japan, New Zealand and South Korea.
(p)
Emerging Markets region includes, but is not limited to, the following markets: Asia (excluding Japan and South Korea), Latin America, Africa, Eastern Europe, Central Europe, the Middle East and Turkey.

(q)	Includes Eliquis.
*	Indicates calculation not meaningful.
Amounts may not add due to rounding. All percentages have been calculated using unrounded amounts.

DISCLOSURE NOTICE: Except where otherwise noted, the information contained in this earnings release and the related attachments is as of May 3, 2016. We assume no obligation to update any forward-looking statements contained in this earnings release and the related attachments as a result of new information or future events or developments.
This earnings release and the related attachments contain forward-looking statements about our anticipated future operating and financial performance, business plans and prospects, in-line products and product candidates, strategic reviews, capital allocation, business-development plans, the benefits expected from our recent acquisition of Hospira and plans relating to share repurchases and dividends, among other things, that involve substantial risks and uncertainties. You can identify these statements by the fact that they use future dates or use words such as “will,” “may,” “could,” “likely,” “ongoing,” “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” “target,” “forecast,” “goal,” “objective,” “aim” and other words and terms of similar meaning. Among the factors that could cause actual results to differ materially from past results and future plans and projected future results are the following:

▪
the outcome of research and development activities, including, without limitation, the ability to meet anticipated pre-clinical and clinical trial commencement and completion dates, regulatory submission and approval dates, and launch dates for product candidates, as well as the possibility of unfavorable pre-clinical and clinical trial results, including unfavorable new clinical data and additional analyses of existing clinical data;

▪
decisions by regulatory authorities regarding whether and when to approve our drug applications, which will depend on the assessment by such regulatory authorities of the benefit-risk profile suggested by the totality of the efficacy and safety information submitted; decisions by regulatory authorities regarding labeling, ingredients and other matters that could affect the availability or commercial potential of our products; and uncertainties regarding our ability to address the comments in complete response letters received by us with respect to certain of our drug applications to the satisfaction of the FDA;

▪	the speed with which regulatory authorizations, pricing approvals and product launches may be achieved;

▪
the outcome of post-approval clinical trials, which could result in the loss of marketing approval for a product or changes in the labeling for, and/or increased or new concerns about the safety or efficacy of, a product that could affect its availability or commercial potential;

▪
risks associated with interim data, including the risk that final results of studies for which interim data have been provided and/or additional clinical trials may be different from (including less favorable than) the interim data results and may not support further clinical development of the applicable product candidate or indication;

▪	the success of external business-development activities, including the ability to satisfy the conditions to closing of any announced transactions in the anticipated time frame or at all;

▪
competitive developments, including the impact on our competitive position of new product entrants, in-line branded products, generic products, private label products and product candidates that treat diseases and conditions similar to those treated by our in-line drugs and drug candidates;

▪
the implementation by the FDA and regulatory authorities in certain other countries of an abbreviated legal pathway to approve biosimilar products, which could subject our biologic products to competition from biosimilar products, with attendant competitive pressures, after the expiration of any applicable exclusivity period and patent rights;

▪	the ability to meet generic and branded competition after the loss of patent protection for our products or competitor products;

▪	the ability to successfully market both new and existing products domestically and internationally;

▪	difficulties or delays in manufacturing;

▪	trade buying patterns;

▪	the impact of existing and future legislation and regulatory provisions on product exclusivity;

▪	trends toward managed care and healthcare cost containment;

▪
the impact of any significant spending reductions or cost controls affecting Medicare, Medicaid or other publicly funded or subsidized health programs or changes in the tax treatment of employer-sponsored health insurance that may be implemented, and/or any significant additional taxes or fees that may be imposed on the pharmaceutical industry as part of any broad deficit-reduction effort;

▪
the impact of U.S. healthcare legislation enacted in 2010—the Patient Protection and Affordable Care Act, as amended by the Health Care and Education Reconciliation Act—and of any modification, repeal or invalidation of any of the provisions thereof;

▪
U.S. federal or state legislation or regulatory action affecting, among other things, pharmaceutical product pricing, reimbursement or access, including under Medicaid, Medicare and other publicly funded or subsidized health programs; the importation of prescription drugs from outside the U.S. at prices that are regulated by governments of various foreign countries; restrictions on direct-to-consumer advertising; limitations on interactions with healthcare professionals; or the use of comparative effectiveness methodologies that could be implemented in a manner that focuses primarily on the cost differences and minimizes the therapeutic differences among pharmaceutical products and restricts access to innovative medicines; as well as pricing pressures for our products as a result of highly competitive insurance markets;

▪
legislation or regulatory action in markets outside the U.S. affecting pharmaceutical product pricing, reimbursement or access, including, in particular, continued government-mandated reductions in prices and access restrictions for certain biopharmaceutical products to control costs in those markets;

▪
the exposure of our operations outside the U.S. to possible capital and exchange controls, expropriation and other restrictive government actions, changes in intellectual property legal protections and remedies, as well as political unrest,unstable governments and legal systems and inter-governmental disputes;

▪	contingencies related to actual or alleged environmental contamination;

▪	claims and concerns that may arise regarding the safety or efficacy of in-line products and product candidates;

▪	any significant breakdown, infiltration or interruption of our information technology systems and infrastructure;

▪
legal defense costs, insurance expenses, settlement costs, the risk of an adverse decision or settlement and the adequacy of reserves related to product liability, patent matters, government investigations, consumer, commercial, securities, antitrust, environmental, employment, tax issues, ongoing efforts to explore various means for resolving asbestos litigation, and other legal proceedings;

▪	our ability to protect our patents and other intellectual property, both domestically and internationally;

▪	interest rate and foreign currency exchange rate fluctuations, including the impact of possible currency devaluations in countries experiencing high inflation rates;

▪
governmental laws and regulations affecting domestic and foreign operations, including, without limitation, tax obligations and changes affecting the tax treatment by the U.S. of income earned outside the U.S. that may result from pending and possible future proposals;

▪	any significant issues involving our largest wholesaler customers, which account for a substantial portion of our revenues;

▪	the possible impact of the increased presence of counterfeit medicines in the pharmaceutical supply chain on our revenues and on patient confidence in the integrity of our medicines;

▪
any significant issues that may arise related to the outsourcing of certain operational and staff functions to third parties, including with regard to quality, timeliness and compliance with applicable legal requirements and industry standards;

▪	any significant issues that may arise related to our joint ventures and other third-party business arrangements;

▪	changes in U.S. generally accepted accounting principles;

▪
uncertainties related to general economic, political, business, industry, regulatory and market conditions including, without limitation, uncertainties related to the impact on us, our customers, suppliers and lenders and counterparties to our foreign-exchange and interest-rate agreements of challenging global economic conditions and recent and possible future changes in global financial markets; and the related risk that our allowance for doubtful accounts may not be adequate;

▪	any changes in business, political and economic conditions due to actual or threatened terrorist activity in the U.S. and other parts of the world, and related U.S. military action overseas;

▪	growth in costs and expenses;

▪	changes in our product, segment and geographic mix;

▪	the impact of purchase accounting adjustments, acquisition-related costs, discontinued operations and certain significant items;

▪
the impact of acquisitions, divestitures, restructurings, internal reorganizations, product recalls, withdrawals and other unusual items, including our ability to realize the projected benefits of our cost-reduction and productivity initiatives, including those related to our research and development organization, and of the internal separation of our commercial operations into our current operating structure;

▪	the risk of an impairment charge related to our intangible assets, goodwill or equity-method investments;

▪	risks related to internal control over financial reporting; and

▪
risks and uncertainties related to our recent acquisition of Hospira, including, among other things, the ability to realize the anticipated benefits of the acquisition of Hospira, including the possibility that expected synergies and accretion will not be realized or will not be realized within the expected time frame; the risk that the businesses will not be integrated successfully; disruption from the transaction making it more difficult to maintain business and operational relationships; significant transaction costs; and unknown liabilities.

We cannot guarantee that any forward-looking statement will be realized, although we believe we have been prudent in our plans and assumptions. Achievement of anticipated results is subject to substantial risks, uncertainties and inaccurate assumptions. Should known or unknown risks or uncertainties materialize or should underlying assumptions prove inaccurate, actual results could vary materially from past results and those anticipated, estimated or projected. Investors should bear this in mind as they consider forward-looking statements, and are cautioned not to put undue reliance on forward-looking statements. A further list and description of risks, uncertainties and other matters can be found in our Annual Report on Form 10-K for the fiscal year ended December 31, 2015, including in the sections thereof captioned “Forward-Looking Information and Factors That May Affect Future Results” and “Item 1A. Risk Factors”, and in our subsequent reports on Form 8-K.
The operating segment information provided in this earnings release and the related attachments does not purport to represent the revenues, costs and income from continuing operations before provision for taxes on income that each of our operating segments would have recorded had each segment operated as a standalone company during the periods presented.
This earnings release may include discussion of certain clinical studies relating to various in-line products and/or product candidates. These studies typically are part of a larger body of clinical data relating to such products or product candidates, and the discussion herein should be considered in the context of the larger body of data. In addition, clinical trial data are subject to differing interpretations, and, even when we view data as sufficient to support the safety and/or effectiveness of a product candidate or a new indication for an in-line product, regulatory authorities may not share our views and may require additional data or may deny approval altogether.